Exhibit (d)(1)(tt)

AMENDMENT TO

ADVISORY FEE WAIVER AGREEMENT

FOR PF COMSTOCK FUND

OF PACIFIC FUNDS SERIES TRUST

This AMENDMENT to the Advisory Fee Waiver Agreement, effective as of August 1, 2017 (the “Amendment”), is being entered into by and among Pacific Life Fund Advisors LLC (the “Adviser”) and Pacific Funds Series Trust (the “Trust”), formerly called Pacific Life Funds, on behalf of the PF Comstock Fund of the Trust (the “Fund”).

WHEREAS, the Trust and the Adviser (collectively, the “Parties”) entered into an Advisory Fee Waiver Agreement dated January 1, 2011 as amended from time to time (the “Agreement”);

WHEREAS, the Adviser and the Trust mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1.	All references to “PL Comstock Fund” are changed to “PF Comstock Fund” and all references to “Pacific Life Funds” are changed to “Pacific Funds Series Trust.”

2.	Section I (Advisory Fee Waiver), subsection A, of the Agreement is hereby deleted and replaced with the following:

A.	Amount of Waiver. During the term of this Agreement, the Adviser hereby agrees to waive 0.015% off of its investment advisory fee for the Fund.

3.	Section II (Term and Termination of Agreement), subsections A and B, of the Agreement are hereby deleted and replaced with the following:

A.

This Agreement shall have a term commencing on August 1, 2017 and ending July 31, 2018. This Agreement shall automatically renew for successive one-year terms (each a one-year term) ending July 31th of each year, unless the Adviser provides 30 days’ written notice of the termination of this Agreement to the Trust prior to the beginning of the next applicable one-year term.

B.

Notwithstanding sub-paragraph (A) above, this Agreement may be terminated by the Board of Trustees of the Trust (the “Board”), without payment of any penalty, upon approval of the Board and prior written notice to the Adviser at its principal place of business.

4.	Section III (Miscellaneous), subsection C of the Agreement is hereby deleted and replaced with the following:

C.	Choice of Law. This agreement shall be governed by the law of the State of Delaware, without regard to the conflict of law provision thereof.

5.	Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorize and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

PACIFIC FUNDS SERIES TRUST

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary